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                                                                      EXHIBIT 99


NEWS RELEASE

WEDNESDAY, OCTOBER 15, 1997



                                        Media Contact:  John Ulczycki
                                                        Communications Director
                                                        (423) 510-3203

                                      Analyst Contact:  Ray Harlin
                                                        Chief Financial Officer
                                                        (423) 510-3207


U.S. XPRESS ENTERPRISES REPORTS RECORD QUARTERLY EARNINGS; ANNOUNCES CHANGE TO DECEMBER 31 FISCAL YEAR


CHATTANOOGA, TN.   U.S. Xpress Enterprises, Inc. (Nasdaq: XPRSA) announced today that net income for its second fiscal quarter ended September 30, 1997 was a record $4.4 million, or $.33 per common share, an increase in net income of 59.6% from $2.7 million, or $.23 per common share, in the same quarter of 1996. Operating revenue in the 1997 quarter was a record $115.4 million, up 25.1% from $92.3 million in the comparable 1996 quarter. Operating income in the fiscal quarter was a record $8.8 million, up 46.7% from $6.0 million in the 1996 quarter.

For the six months ended September 30, 1997, the Company reported net income of $8.3 million, or $.65 per common share, an increase in net income of 150.4% from $3.3 million, or $.27 per common share, in the same six month period of 1996. Operating revenue in the 1997 six-month period was $223.3 million, up 24% from $180.1 million in the same six month period last year. Operating income for the six months ended September 30, 1997 was $16.9 million, up 104.2% from $8.3 million in the comparable 1996 period.

"The 25% quarter-to-quarter increase in revenues was driven by strong internal growth," said Co-Chairman Patrick Quinn. "We capitalized on continuing strong demand from customers by increasing our tractor fleet. The average number of tractors operated during the quarter was 2,621, an increase of 23.9% from the same quarter in 1996."

"The improvement in operating income and net income was driven by the revenue increase and by continuing reductions in the Company's cost structure," added Co-Chairman Max Fuller. "These reductions are demonstrated by a 3.0 percentage point improvement in the operating ratio

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(operating expenses as a percentage of revenue) to 92.4 for the six months ended
September 30, 1997, compared to 95.4 in the six month period a year ago."

The Company completed a secondary stock offering during the quarter in which the Company sold 2,885,000 shares of its Class A Common Stock. Proceeds from the offering were used to purchase revenue equipment formerly financed under operating leases and to reduce indebtedness. At September 30, 1997 the Company had 15,014,000 shares of Common Stock outstanding.

The Company also announced that its Board of Directors has approved the adoption of a new fiscal year end of December 31. The Company's fiscal year previously ended on March 31. The change will be effective December 31, 1997.

U.S. Xpress Enterprises, Inc. operates primarily through three subsidiaries:
U.S. Xpress, Inc. is a nationwide truckload carrier that provides time-definite and expedited services in the United States, Canada and Mexico, regional services in the West, Southeast and Midwest, and logistics services for the air freight industry. CSI/Crown, Inc. is a logistics provider to the floorcovering industry, offering freight consolidation, nationwide transportation, local distribution, warehousing services and installation supplies. JTI, Inc. is a truckload carrier that serves primarily the Midwest.

This press release contains certain forward looking information that is subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Without limitation, these risks and uncertainties include economic recessions or downturns in customers' business cycles, rapid fluctuations in fuel pricing or availability, increases in interest rates and the availability of qualified drivers. Readers are urged to carefully review and consider the various disclosures made by the Company in this press release and in the Company's periodic reports on forms 10-K and 10-Q.

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